Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IMMUNOMEDICS, INC.

Immunomedics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The present name of the Corporation is Immunomedics, Inc.;

2. The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Delaware on July 6, 1982; the Corporation’s First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 5, 2012; the Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 3, 2014, and the Corporation’s Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on June 29, 2017;

3. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware; and

4. This Amended and Restated Certificate of Incorporation amends and restates the Corporation’s Third Amended and Restated Certificate in its entirety.

The Third Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Immunomedics, Inc.

ARTICLE II

The purposes for which the Corporation is organized are to transact any or all lawful business for which corporations may be incorporated under the General Corporation Law of Delaware, and to exercise any and all powers that corporations may now or hereafter exercise under the General Corporation Law of Delaware, including, without limitation, research and development activities whereby products may be produced for marketing in conjunction with other organizations.

ARTICLE III

The duration of the Corporation shall be perpetual.

ARTICLE IV

(a) The Corporation shall be authorized to issue Two Hundred Eighty Five Million (285,000,000) shares, consisting of Two Hundred Seventy Five Million (275,000,000) shares of Common Stock, $.01 par value per share (“Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).

(b) The Preferred Stock shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series the Board of Directors is expressly authorized to fix the annual rate or rates for dividends for the particular series, the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, the redemption price or prices for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or other securities of the Corporation or of any other corporation, with any provisions for the subsequent adjustment of such conversion rights, and to classify or reclassify any unissued Preferred Stock by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

All the Preferred Stock of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all Preferred Stock shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board of Directors as hereinabove provided.

ARTICLE V

The stockholders of the Corporation shall have no preemptive right to acquire unissued or treasury shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares.

ARTICLE VI

The business and affairs of the Corporation shall be managed and conducted by a Board of Directors. The number of directors shall be fixed by resolution of the Board of Directors from time to time.

The Board of Directors of the Corporation may, from time to time, distribute to its stockholders out of capital surplus of the Corporation a portion of its assets in cash or property.

The Board of Directors of the Corporation, to the extent not prohibited by law, shall have the power to cause the Corporation to repurchase its own shares to the full extent of its unreserved and unrestricted capital surplus, or any other surplus, available therefor.

ARTICLE VII

The Corporation shall, to the fullest extent permitted by, and in accordance with the provisions of, the General Corporation Law of Delaware, indemnify each director or officer or employee of the Corporation against expenses (including attorneys’ fees), judgments, taxes, fines and amounts paid in settlement, incurred by him in connection with, and shall advance expenses (including attorneys’ fees) incurred by him in defending, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which he is, or is threatened to be made, a party by reason of the fact that he is or was a director or officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise. Advancement of expenses shall be made upon receipt of an undertaking, with such security, if any, as the Board of Directors or stockholders may reasonably require, by or on behalf of the person seeking indemnification to repay amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein.

The indemnification provided for by this Article VII shall not be deemed exclusive of any other rights to which directors or officers or employees of the Corporation may be entitled under any statute, agreement, by-law or action of the Board of Directors or stockholders of the Corporation, or otherwise, and shall continue as to a person who has ceased to be a director or officer or employee of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Corporation would have the power or be obligated to indemnify him against such liability under the provisions of this Article VII need not be limited to the power of indemnification of the Corporation under the provisions of Section 145.

The Corporation shall indemnify each director, officer or employee of the Corporation who is, or is threatened to be made, a party to any threatened pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including actions by or in the right of the Corporation, by reason of the fact that such director, officer or employee is or was serving at the request of the Corporation as a “fiduciary” (as defined by Section 3(21)(A) of the Employee Retirement Income Security Act of 1974 (“ERISA”) with regard to any employee benefit plan adopted by the Corporation, against expenses (including attorneys’ fees) , claims, fines, judgments, taxes, causes of action or liability and amounts paid in settlement, actually and reasonably incurred by him in connection with such action or proceeding, unless such expense, claim, fine, judgment, taxes, cause of action, liability or amount arose from his gross negligence, fraud of willful breach of his fiduciary responsibilities under ERISA, except, that with respect to an action by or in the right of the Corporation, indemnification shall be made only against expenses (including attorneys’ fees).

The Corporation shall advance all expenses (including attorneys’ fees) incurred by any director, officer or employee in defending any such civil, criminal, administrative or investigative action, suit or proceeding pending the final disposition of such action, suit or proceeding, unless (a) the Board of Directors, by a majority vote of a quorum consisting of directors who were not or are not parties to the action, suit or proceeding concerned, or (b) the stockholders, determined that under the circumstances the person, by his conduct, is not entitled to indemnification because of his gross negligence, fraud or willful breach of his fiduciary responsibilities under ERISA. Advancement of expenses shall be made upon receipt of an undertaking, with such security, if any, as the Board of Directors or stockholders may reasonably require, by or on behalf of the director, officer or employee, to repay such amounts unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized herein.

ARTICLE VIII

The address of the registered office of the Corporation is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall be relieved of liability to the fullest extent permitted by the Delaware General Corporation Law, as amended. Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any right of or protection afforded to a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the Original Certificate of the Corporation, and which has been duly adopted in accordance with Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been duly executed by its duly authorized President and Chief Executive Officer this 18th day of June, 2020.

IMMUNOMEDICS, INC.

By:	/s/Usama Malik
Name: Usama Malik
Title: Chief Financial Officer